Exhibit 10.2

DYNACQ HEALTHCARE, INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Dynacq Healthcare, Inc. (the “Corporation”):

Optionee:	Garry Craighead

Grant Date:	July 7, 2011
(as to 1,500,000 shares)

Initial Vesting Date:	July 15, 2011

Exercise Price:	$1.86 (closing price at the date of grant)
(as to 1,500,000 shares)

Number of Option Shares: 1,500,000 from the 2000 Incentive Stock Option Plan ; 3,000,000 from new incentive stock option plan to be adopted by the Board of Directors and the Compensation Committee’s approval, and contingent on subsequent shareholders’ approval of both the new incentive stock option plan and the issuance of 3,000,000 stock option shares from the new incentive stock option plan. The exercise price will be the closing share price at the date of grant of the 1,500,000 shares. The exercise price for the 3,000,000 shares will be the closing share price on the date of grant.

Expiration Date: 5 Years from the Grant Date (listed above) unless terminated pursuant to the 2000 Stock Incentive Plan, attached hereto as Exhibit C, or the Stock Issuance Agreement, attached hereto as Exhibit B.

Type of Option: Incentive Stock Option

Vested Shares: Except as provided in the Stock Option Agreement, the number of Vested Shares (disregarding any resulting fractional share) as of any date shall vest to Optionee quarterly based on the financial performance of Company attributable to Employee’s efforts. The vesting schedule shall state that no later than 45 days after the end of each quarter with the first quarterly vesting being on July 15, 2011 and vesting continuing thereafter for a period of five years with the last quarterly vesting being on July 15, 2016. The vesting of the Option Shares shall be calculated based on each $1,000,000 of net collections received by Company attributable to Employee’s efforts beginning on April 15, 2011 as follows:

(i)	Fifteen Thousand (15,000) Option Shares shall vest for each $1,000,000 of net collections received by Company attributable to Employee’s efforts beginning on April 15, 2011. “Net collections received” are defined as money actually received by the Company and deposited in the bank. Net collections are “attributable to Employee’s efforts” when they are received as a result of medical procedures brought by Employee to the Company from GreenTree Administrators, L.L.C., Union Treatment Centers, and CCM&D Consulting, L.L.C., and other identifiable sources.

No Impairment of Rights. Nothing in this Notice or in the attached Stock Option Agreement shall interfere with or otherwise restrict in any way the rights of the Corporation to remove Optionee from employment with the Corporation at any time in accordance with the provisions of applicable law.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this notice or in the attached Incentive Stock Option Agreement.

Exercise Price. The Exercise Price represents an amount the Company believes to be no less than the fair market value of a share of Stock as of the Date of Grant, determined in good faith based upon the requirements of Section 409A of the Code. However, there is no guarantee that the Internal Revenue Service will agree with the Company’s determination. A subsequent IRS determination that the Exercise Price is less than such fair market value could result in adverse tax consequences to the Participant. By signing below, the Optionee agrees that the Company, its directors, officers and stockholders shall not be held liable for any tax, penalty, interest or cost incurred as a result of such determination by the IRS. The Optionee is urged to consult with his or her own tax advisor regarding the tax consequences of the Option, including the application of Section 409A.

Exercise of Stock Option. Optionee or Employee has 90 days to exercise his or her vested options upon termination or resignation. Otherwise, the unexercised vested options will expire after 90 days from the date of termination or resignation.

Acknowledgement. By their signatures below, the Corporation and the Optionee agree that the Option is governed by this Notice and by the provisions of the Plan and the Stock Option Agreement, both of which are attached to and made a part of this document. The Optionee acknowledges receipt of a copy of the Plan, the Stock Issuance Agreement, and the Stock Option Agreement, represents that the Optionee has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions.

Executed on July 7, 2011.

DYNACQ HEALTHCARE, INC.

/s/ Chiu M. Chan
Chiu M. Chan
Chief Executive Officer
10304 Interstate 10, Suite 369
Houston, Texas 77029

OPTIONEE

/s/ Garry Craighead
Garry Craighead
Date: July 7, 2011
Address: 8900 Shoal Creek Blvd., Bldg. # 200 Austin, Texas 78757

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